Momentous Entertainment Completes First Music Video

Suzanne Olmon Tapes First Music Video for The Greatest Story Ever Sung

LAS VEGAS (May 09, 2016) - Momentous Entertainment Group, Inc.  (OTCBB:MMEG), a diversified entertainment and direct response marketing company, today announces the completion of its first music video, a performance of Suzanne Olmon singing “I Believe,” by its Momentous Music division.

View the new music video here:  https://youtu.be/rHgxQ1t0ZEg.

“I Believe” is a favorite of producer and Momentous President and CEO Kurt Neubauer, and was originally recorded in the company’s first album work, The Greatest Story Ever Sung, which was submitted to the 2014 Grammy’s in three categories including best Contemporary Christian Album, best Engineered Album (non-Classical) and best Produced Album (non-classical).

“Suzanne Olmon did a wonderful job recording ‘I Believe,’ and now the world will have a chance to watch her perform it. I am extremely excited to have completed this first recorded work,” says Neubauer.

Momentous Music records, produces and distributes various contemporary, faith and gospel musical talents through worldwide distribution channels. The division is also working on a second video project – a production of “A Baby Changes Everything” - slated for release in upcoming months.

About Momentous Entertainment Group (MMEG)

Momentous Entertainment Group, Inc. is an entertainment and direct response marketing company focused on creating, producing and distributing quality content and products.  MMEG sells outstanding entertainment and consumer products utilizing direct response media marketing.  As it develops its distribution and sales channels, MMEG will build out its music division along with its feature film, television production, and finance division.  With a combined experience of more than 100 years in entertainment and marketing, MMEG will be able to make major contributions by providing quality content and products worldwide.

To learn more, visit Momentous Entertainment Group’s websites: Products Site www.momentousent.com and Music Site www.momentousmusic.com

For those that would like an mp3 copy of the songs “I Believe” and “My Savior My Son” from the album, The Greatest Story Ever Sung, you can download these songs by going to http://suzanneolmonmusic.com.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Momentous Entertainment Group Inc’s (MMEG) future expectations, plans and prospects. In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of MMEG to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents MMEG files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on MMEG’s future results. The forward-looking statements included in this press release are made only as of the date hereof. MMEG cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, MMEG undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by MMEG.

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